Exhibit 99.1

NEWS RELEASE

BIOFUEL REPORTS START UP OF COMMERCIAL OPERATIONS

DENVER, COLORADO – JUNE 25, 2008 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) announced today the start of commercial operations at its two 115 million gallons per year ethanol plants in Wood River, Nebraska and Fairmont, Minnesota.  Both plants have recently begun production of ethanol. The completion of these state of the art facilities represents the culmination of a significant effort by our staff and construction partners.  Both facilities were constructed adjacent to Cargill grain elevators that have been operating on the sites for several decades, and are also bordered by Union Pacific main rail lines.  When operating at nameplate capacity, the combined plants are expected to produce 230 million gallons of fuel grade ethanol and 720,000 tons of dried distillers grains, annually.

BioFuel Energy enjoys a strong commercial relationship with Cargill, Inc., one of the world’s leading agricultural concerns. Cargill has contracted with the Company to provide a number of services key to the core operational aspects of the business, including corn procurement, ethanol distribution and sales of distillers by-product.

Remarking on the start-up of the plants, Daniel J. Simon, Executive Vice President and Chief Operating Officer stated “Twenty-four tough months of engineering, procurement, and construction have reached successful fruition with the simultaneous start of our two plants.  While we have just begun to produce ethanol, we will remain focused over the next 90 days on optimizing the production facilities to operate at nameplate capacity.  We are very proud of the accomplishments of our construction and operations teams in reaching these significant milestones.”

Commenting on the plant start-ups, the Company’s Chairman, Thomas J. Edelman stated “These plant start-ups represent a significant step for a concept that was launched over three years ago.  Though we are starting in very challenging times amid historically high corn prices, we believe these supply and demand imbalances will be corrected by market forces in due course.  Moreover, we remain optimistic in our business plan and the important role of ethanol in the fuel supply of the country.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

1801 Broadway, Suite 1060 • Denver, CO • 303.592.8110 •  www.bfenergy.com

BioFuel Energy currently has two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance and	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
kmaguire@bfenergy.com